                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
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                                                   hours per response... 14.90
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                          ------

                                 Cardima, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   14147M106
                   -----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 2 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Catalyst Vantures, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Maryland Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 3 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      New Enterprise Associates IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 4 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA Partners IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 5 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      New Enterprise Associates V, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 6 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA Partners V, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 7 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA ONSET Partners, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 8 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nancy L. Dorman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G                PAGE 9 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      C. Richard Kramlich

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G               PAGE 10 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Arthur J. Marks

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G               PAGE 11 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas C. McConnell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 14147M106                   13G               PAGE 12 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles W. Newhall III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,427 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,427 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,427 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:  Cardima, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            47266 Benica Street, Fremont CA  94538

Item 2(a).  Name of Persons Filing:  Catalyst Ventures, Limited Partnership
            ----------------------
            ("Catalyst") and New Enterprise Associates V, Limited Partnership ("NEA V") (collectively, the "Funds"); New Enterprise Associates IV, Limited Partnership ("NEA IV"), which is a general partner of Catalyst, NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V and NEA ONSET Partners, Limited Partnership ("ONSET Partners") (collectively, the "GPLPs"); and Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners IV, NEA Partners V and ONSET Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            -----------------------------------------------------------
            address of the principal business office of Catalyst, NEA IV, NEA Partners IV, NEA V, NEA Partners V, ONSET Partners, Dorman, Marks, and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c).  Citizenship: Each of NEA IV, NEA Partners IV, NEA V, NEA Partners V
            -----------
            and ONSET Partners is a limited partnership organized under the laws of the State of Delaware. Catalyst is a limited partnership organized under the laws of the State of Maryland. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.001 par value (the
            ----------------------------
            "Common Stock").


Item 2(e).  CUSIP Number: 14147M106
            ------------

Item 3.         If this statement is filed pursuant to Rules 13d-1(b), or 13d-
                --------------------------------------------------------------
                2(b), check whether the person filing is a:
                -------------------------------------------

                (a)   [  ]  Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                (b)   [  ]  Bank as defined in Section 3(a)(6) of the Act.

                (c)   [  ]  Insurance Company as defined in Section 3(a) (19) of the Act.

                (d)   [  ]  Investment Company registered under Section 8 of the
                            Investment Company Act of 1940.

                              Page 13 of 25 Pages

              (e)   [  ]  Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940.


              (f)   [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

              (g)   [  ]  Parent Holding Company, in accordance with Rule 13d-
                          1(b)(ii)(G) of the Act.

              (h)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.  Ownership.
         ---------

         (a) Amount Beneficially Owned: Catalyst is the record owner of 52,804 shares of Common Stock as of December 31, 1997 and holds warrants to purchase an aggregate of 16,545 shares, which are exercisable within 60 days after December 31, 1997, for a total of 69,349 shares (the "Catalyst Shares"). NEA V is the record owner of 316,997 shares of Common Stock as of December 31, 1997 and holds warrants to purchase an aggregate of 83,702 shares, which are exercisable within 60 days after December 31, 1997, for a total of 400,699 shares (the "NEA V Shares"). ONSET Partners is an indirect general partner of ONSET Enterprise Associates, L.P. ("ONSET") and ONSET is the record owner of 59,833 shares of Common Stock as of December 31, 1997 and holds warrants to purchase an aggregate of 16,546 shares, which are exercisable within 60 days after December 31, 1997, for a total of 76,379 shares (the "ONSET Shares"). As a general partner of Catalyst, NEA IV may be deemed to own beneficially the Catalyst Shares. As the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners IV may be deemed to own beneficially the Catalyst Shares. As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As an indirect general partner of ONSET, ONSET Partners may be deemed to own beneficially the ONSET Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each of the Funds may be deemed to own beneficially all of the Catalyst Shares, the NEA V Shares and the ONSET Shares, for a total of 546,427 shares (the "Record Shares"). As general partners of the Funds, each GPLP may also be deemed to own beneficially the Record Shares, and as individual general partners of the GPLPs, which are general partners of the Funds, Dorman, Kramlich, Marks, McConnel and Newhall may also be deemed to own beneficially the Record Shares.

         (b) Percent of Class: Each Reporting Person: 6.7%. The foregoing percentage is calculated based on the 8,099,176 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Cardima, Inc. for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)  Number of shares as to which such person has:

                              Page 14 of 25 Pages

              (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

              (ii) shared power to vote or to direct the vote: 546,427 shares for each Reporting Person.

              (iii) sole power to vote or to direct the vote: 0 shares for each
                    Reporting Person.

              (iv) shared power to vote or to direct the vote: 546,427 shares for each Reporting Person.

         Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Cardima, Inc., except for the shares, if any, that such Reporting Person owns of record.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary
         ---------------------------------------------------
         Which Acquired the Security Being Reported on by the Parent Holding
         -------------------------------------------------------------------
         Company.
         -------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not applicable.

Item 10. Certification.
         -------------

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 15 of 25 Pages

                                   SIGNATURE
                                   ---------

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

    By:   NEA Partners IV, Limited Partnership

     By:          *
        --------------------------------------
        Charles W. Newhall III
        General Partner

NEW ENTERPRISE ASSOCIATES IV,
 LIMITED PARTNERSHIP

By:   NEA Partners IV, Limited Partnership

     By:          *
        --------------------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:               *
   -------------------------------------------
   Charles W. Newhall III
   General Partner


NEW ENTERPRISE ASSOCIATES V,
 LIMITED PARTNERSHIP

By:   NEA Partners V, Limited Partnership

     By:          *
        --------------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS V, Limited Partnership

By:               *
   -------------------------------------------
   Charles W. Newhall III
   General Partner


                              Page 16 of 25 Pages

NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:               *
   ------------------------------------
   Charles W. Newhall III
   General Partner


                 *
-------------------------------------
C. Richard Kramlich


                 *
-------------------------------------
Arthur J. Marks


                 *
-------------------------------------
Thomas C. McConnell


               *
-------------------------------------
Charles W. Newhall III


                              Page 17 of 25 Pages

                                    *   /s/ Nancy L. Dorman
                                     -------------------------------------------
                                     Nancy L. Dorman
                                     on her own behalf and as Attorney-in-Fact

--------------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 18 of 25 Pages

                                                                       EXHIBIT 1
                                                                       ---------
                                   AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Cardima, Inc.

    EXECUTED this 10th day of February, 1998.

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

    By:   NEA Partners IV, Limited Partnership

     By:          *
        -------------------------------------
        Charles W. Newhall III
        General Partner

NEW ENTERPRISE ASSOCIATES IV,
 LIMITED PARTNERSHIP

By:   NEA Partners IV, Limited Partnership

     By:          *
        -------------------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:               *
   ------------------------------------------
   Charles W. Newhall III
   General Partner

NEW ENTERPRISE ASSOCIATES V,
 LIMITED PARTNERSHIP

By:   NEA Partners V, Limited Partnership

     By:          *
        -------------------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS V, Limited Partnership

By:               *
   ------------------------------------------
   Charles W. Newhall III
   General Partner


                              Page 19 of 25 Pages

NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:               *
   ----------------------------------
   Charles W. Newhall III
   General Partner


                 *
------------------------------------
C. Richard Kramlich


                 *
------------------------------------
Arthur J. Marks


                 *
------------------------------------
Thomas C. McConnell


               *
------------------------------------
Charles W. Newhall III


                              Page 20 of 25 Pages

                                    *  /s/ Nancy L. Dorman
                                     ------------------------------------------
                                     Nancy L. Dorman
                                     on her own behalf and as Attorney-in-Fact

--------------------------------------------------------------------------------

*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 21 of 25 Pages

                                                                       Exhibit 2
                                                                       ---------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                /s/ Raymond L. Bank
                                ----------------------------------
                                Raymond L. Bank


                                /s/ Thomas R. Baruch
                                ----------------------------------
                                Thomas R. Baruch


                                /s/ Cornelius C. Bond, Jr.
                                ----------------------------------
                                Cornelius C. Bond, Jr.


                                /s/ Frank A. Bonsal, Jr.
                                ----------------------------------
                                Frank A. Bonsal, Jr.


                                /s/ James A. Cole
                                ----------------------------------
                                James A. Cole

                              Page 22 of 25 Pages

                                /s/ Nancy L. Dorman
                                ----------------------------------
                                Nancy L. Dorman


                                /s/ Neal M. Douglas
                                ----------------------------------
                                Neal M. Douglas


                                /s/ John W. Glynn, Jr.
                                ----------------------------------
                                John W. Glynn, Jr.


                                /s/ Curran W. Harvey
                                ----------------------------------
                                Curran W. Harvey


                                /s/ Ronald Kase
                                ----------------------------------
                                Ronald Kase


                                /s/ C. Richard Kramlich
                                ----------------------------------
                                C. Richard Kramlich


                                /s/ Robert F. Kuhling
                                ----------------------------------
                                Robert F. Kuhling


                                /s/ Arthur J. Marks
                                ----------------------------------
                                Arthur J. Marks


                                /s/ Thomas C. McConnell
                                ----------------------------------
                                Thomas C. McConnell


                                /s/ Donald L. Murfin
                                ----------------------------------
                                Donald L. Murfin


                                /s/ H. Leland Murphy
                                ----------------------------------
                                H. Leland Murphy


                              Page 23 of 25 Pages

                                /s/ John M. Nehra
                                ----------------------------------
                                John M. Nehra


                                /s/ Charles W. Newhall III
                                ----------------------------------
                                Charles W. Newhall III


                                /s/ Terry L. Opdendyk
                                ----------------------------------
                                Terry L. Opdendyk


                                /s/ Barbara J. Perrier
                                ----------------------------------
                                Barbara J. Perrier


                                /s/ C. Vincent Prothro
                                ----------------------------------
                                C. Vincent Prothro


                                /s/ C. Woodrow Rea, Jr.
                                ----------------------------------
                                C. Woodrow Rea, Jr.


                                /s/ Howard D. Wolfe, Jr.
                                ----------------------------------
                                Howard D. Wolfe, Jr.


                                /s/ Nora M. Zietz
                                ----------------------------------
                                Nora M. Zietz


                              Page 24 of 25 Pages

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                /s/ Peter J. Barris
                                ----------------------------------
                                Peter J. Barris


                                /s/ Debra E. King
                                ----------------------------------
                                Debra E. King


                                /s/ Peter T. Morris
                                ----------------------------------
                                Peter. T. Morris


                                /s/ Hugh Y. Rienhoff, Jr.
                                ----------------------------------
                                Hugh Y. Rienhoff, Jr.


                                /s/ Alexander Slusky
                                ----------------------------------
                                Alexander Slusky


                                /s/ Louis B. Van Dyck
                                ----------------------------------
                                Louis B. Van Dyck


                              Page 25 of 25 Pages